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                                                                    EXHIBIT 23.4


                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS



The Board of Directors
Flex Products, Inc.

We consent to the incorporation by reference in Amendment No. 1 to the registration statement (No. 333-92351) on Form S-4 of JDS Uniphase Corporation of our report dated November 26, 1997, with respect to the balance sheet of Flex Products, Inc. as of November 2, 1997, and the related statements of operations, stockholders' equity, and cash flows for the years ended November 2, 1997 and November 3, 1996, which report appears in the Current Report on Form 8-K/A of JDS Uniphase Corporation filed on November 30, 1999 and in the October 31, 1998 Form 10-K of Optical Coating Laboratory, Inc., and to the reference to us under the heading "Experts" in the Proxy Statement-Prospectus.



/s/  KPMG LLP




San Francisco, California
December 21, 1999